UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2024

Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 West Wacker Drive	60601
25th Floor	(Zip Code)
Chicago
Illinois	(312)	334-1579
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
    240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

On February 12, 2024, Groupon, Inc. (the "Company") prepaid approximately $43.1 million (the “Payoff Amount”) to terminate all commitments to extend further credit under the Second Amended and Restated Credit Agreement, dated as of May 14, 2019 (as amended by the First Amendment, dated as of July 17, 2020, the Second Amendment, dated as of March 22, 2021, the Third Amendment, dated as of September 28, 2022, the Fourth Amendment, dated as of March 13, 2023 and the Fifth Amendment, dated as of November 7, 2023, collectively, the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party to the Credit Agreement. The Payoff Amount included approximately $42.8 million in principal, $0.1 million in interest, and $0.2 million in fees. The Company was not subject to any early termination penalties under the Credit Agreement. The payment of the Payoff Amount terminated the Company’s obligations under the Credit Agreement, except for ordinary and customary survival terms. In addition, the Company retained access to letters of credit, originally available under the Credit Agreement, pursuant to its pre-existing Cash Collateral Agreement with JPMorgan Chase Bank, N.A.

The Company remitted the Payoff Amount using the proceeds from its $80.0 million fully backstopped rights offering (the “Rights Offering”) made available to all holders of record of the Company’s common stock, par value $0.0001. The terms of the Rights Offering permit the Company to use the proceeds for general corporate purposes, including the repayment of debt.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits:
Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: February 14, 2024
By: /s/ Jiri Ponrt Name: Jiri Ponrt Title: Chief Financial Officer